PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 25, 1995)

                               U.S. $300,000,000
                                    FINOVA
                           FINOVA CAPITAL CORPORATION
                          MEDIUM-TERM NOTES, SERIES C
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

    FINOVA Capital Corporation (the "Company") may offer from time to time up to U.S. $300,000,000 aggregate principal amount, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes, Series C (the "Notes") subject to reduction as a result of the sale of other debt securities covered by the accompanying Prospectus. The Notes will bear interest at fixed or variable rates ("Fixed Rate Notes" and "Floating Rate Notes", respectively). The interest rates on Fixed Rate Notes, the method of determining the interest rates on Floating Rate Notes and the issue prices of Floating Rate Notes will be established by the Company from time to time and will be set forth in supplements hereto ("Pricing Supplements"). Interest rates, the methods of determining interest rates and issue prices are subject to change by the Company, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. The Notes will have maturities of no less than nine months from the date of issue as selected by the initial purchaser and agreed to by the Company.
    Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will accrue from their dates of issue and will be payable semiannually on each March 15 and September 15 and at Maturity. The applicable Pricing Supplement will specify whether a Floating Rate Note is a Floating Rate/Fixed Rate Note or Inverse Floating Rate Note or whether its rate of interest will be determined by reference to the "CD Rate", the "CMT Rate", the "Commercial Paper Rate", the "Federal Funds Rate", "LIBOR", the "Prime Rate", the "Treasury Rate", the "Eleventh District Cost of Funds Rate" or another interest rate formula as may be specified in an applicable Pricing Supplement, and may be adjusted by a "Spread" and/or "Spread Multiplier", as defined herein. Interest on each Floating Rate Note will accrue from its date of issue and will be payable as set forth in the applicable Pricing Supplement and at Maturity. The Notes may be issued with original issue discount and such Notes may or may not currently pay interest. The Notes may be subject to redemption or repayment as described under "Description of Notes".
    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Each Note will be represented by either a global security (a "Global Note") registered in the name of a nominee of The Depository Trust Company, as Depositary (each such Note represented by a Global Note being referred to herein as a "Book-Entry Note") or a certificate issued in definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except under certain circumstances, Book-Entry Notes will not be issuable in definitive form. See "Description of Notes".
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT
    HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
     OFFENSE.

                                PRICE TO        AGENTS' DISCOUNTS OR                      PROCEEDS TO
                                PUBLIC(1)          COMMISSIONS(2)                        COMPANY(2)(3)
                                ---------       --------------------                      -------------
Per Note.................        100%               .125% - .750%                       99.875% - 99.250%
Total(4).................  U.S. $300,000,000   U.S. $375,000 - U.S. $2,250,000    U.S. $299,625,000 - U.S. $297,750,000

---------------
(1) Unless otherwise specified in a Pricing Supplement, Notes will be issued at 100% of principal amount.
(2) The Company will pay a commission ranging from .125% to .750% (or, with respect to Notes for which the Stated Maturity is in excess of 30 years, such commission as shall be agreed upon by the Company and the related Agent at time of sale) of the principal amount of a Note, depending upon its Stated Maturity, to CS First Boston Corporation, Citicorp Securities, Inc., Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (each an "Agent" and collectively, the "Agents") and may sell Notes to an Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing markets at the time of resale as determined by such Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price.
(3) Before deducting expenses payable by the Company estimated at $330,000.
(4) In U.S. dollars or the equivalent thereof in foreign currencies or currency units.
                               ------------------
    The Notes are being offered on a continuing basis by the Company through the Agents which have agreed to use their best efforts to solicit offers to purchase the Notes. The Company may also sell Notes to an Agent, as principal, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale, or, if so agreed, at a fixed public offering price. The Company has reserved the right to sell Notes to or through additional agents and directly to investors on its own behalf. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution".
CS FIRST BOSTON
             CITICORP SECURITIES, INC.
                          GOLDMAN, SACHS & CO.
                                     LEHMAN BROTHERS
                                                MERRILL LYNCH & CO.
                                                            MORGAN STANLEY & CO.
                                                                INCORPORATED
          The date of this Prospectus Supplement is October 25, 1995.

                           FINOVA CAPITAL CORPORATION

     The following discussion relates to FINOVA Capital Corporation ("FINOVA" or the "Company"), a Delaware corporation, formerly known as Greyhound Financial Corporation, and its subsidiaries. The Company is the primary subsidiary of The FINOVA Group Inc. ("FINOVA Group"), a Delaware corporation, formerly GFC Financial Corporation, the common stock of which is listed on the New York Stock Exchange. Recognizing the substantial increase in the Company's and FINOVA Group's size and scope of operations, and the use of several names in their operations, the Company and FINOVA Group effected their name changes on February 1, 1995.

     FINOVA Group is the successor to the former financial services businesses of The Dial Corp ("Dial"). On March 18, 1992, Dial consummated the spin-off of FINOVA Group, including the Company, to its stockholders. The Company was incorporated under the laws of the State of Delaware in 1965 and is the successor to a California corporation which commenced operations in 1954. The principal executive offices of the Company are located at 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, and its telephone number is
(602) 207-4900.

GENERAL

     The Company engages in the business of providing collateralized financing and leasing products in focused market niches primarily in the United States. The Company extends revolving credit facilities, term loans and equipment and real estate financing to "middle-market" businesses with financing needs falling generally between $500,000 to $35 million. The Company also offers sales financing programs to manufacturers, distributors, vendors and franchisors which facilitates the sale of their products to customers. The Company currently operates in 14 specific industry or market niches in which its expertise in evaluating the creditworthiness of prospective customers and its ability to provide value-added services enables the Company to differentiate itself from its competitors and to command loan pricing which provides a satisfactory spread over the Company's borrowing costs.

     The Company seeks to maintain a high quality portfolio and to minimize nonearning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying its lending activities geographically and among a range of industries, customers and loan products. Because of the diversity of the Company's portfolio, the Company believes it is better able to manage competitive changes in its markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes or economic conditions will not result in an adverse impact on the Company's results of operations or financial condition.

     The Company generates interest and other income through charges assessed on outstanding loans, loan servicing, leasing and other fees. The Company's primary expenses are the costs of funding its loan and lease business (including interest paid on debt), provisions for possible credit losses, marketing expenses, salaries and employee benefits, servicing and other operating expenses and income taxes.

LINES OF BUSINESS

     FINOVA's activities currently include the following principal lines of business:

     - Corporate Finance (which includes the Asset Based Finance unit acquired in February 1993 from U.S. Bancorp, Inc.) provides financing, generally in the range of $3 million to $35 million, focusing on middle market businesses nationally, including distribution, wholesale, specialty retail, manufacturing and services industries. The group's lending is primarily in the form of revolving credit facilities and term loans secured by the assets of the borrower, with significant emphasis on the borrower's cash flow as the source of repayment of the secured loan.

     - Transportation Finance/Capital Services structures secured financings for specialized areas of the transportation industry, principally involving domestic and foreign used aircraft, as well as domestic short-line railroads and used rail equipment. Typical transactions involve financing up to 80% of the fair market value of used equipment in the $3 million to $30 million range. Traditionally focused on the domestic marketplace, Transportation Finance established a London, England office in 1992, broadening its product line to include international aircraft loans and leases. Transportation Finance, through its Capital Services activity, also provides leveraged lease financing on new or nearly new transportation equipment.

     - Communications Finance specializes in radio and television. Other markets include cable television, print and outdoor media services in the United States. The Company extends secured loans to communications businesses requiring funds for recapitalizations, refinancings or acquisitions. Loan sizes generally are from $3 million to $35 million.

     - Commercial Real Estate Finance provides cash-flow-based financing primarily for acquisitions and refinancings to experienced real estate developers and owner/occupants of income-producing properties in the United States. The Company concentrates on secured financing opportunities, generally between $3 million and $30 million, involving senior mortgage term loans on owner-occupied commercial real estate. The Company's portfolio of real estate leveraged leases is also managed as part of the commercial real estate portfolio.

     - Resort Finance focuses on successful, experienced resort developers, primarily of timeshare resorts, second home resort communities, golf resorts and resort hotels. Extending funds through a variety of lending options, the Resort Finance group provides loans and lines of credit ranging from $3 million to $30 million for construction, acquisitions, receivables financing and purchases and other uses. Through FINOVA Portfolio Services, Inc., Resort Finance offers expanded convenience and service to its customers. Professional receivables collections and cash management give developers the ability of having loan-related administrative functions performed for them by FINOVA.

     - Rediscount Finance offers $1 million to $35 million revolving credit lines to regional consumer finance companies, which in turn extend credit to consumers. FINOVA's customers provide credit to consumers to finance home improvements, automobile purchases, insurance premiums and for a variety of other financial needs.

     - Factoring Services. On February 14, 1994, FINOVA purchased Fleet Factors Corp, also known as Ambassador Factors Corporation ("Ambassador") from Fleet Financial Group, Inc. Ambassador was merged into the Company in December 1994. Factoring Services provides full service factoring and accounts receivable management services for entrepreneurial and larger firms, operating primarily in the textile and apparel industries.

     - Commercial Finance offers collateral-oriented revolving credit facilities and term loans for manufacturers, distributors, wholesalers and service companies. Typical transaction sizes range from $500,000 to $3 million.

     On April 30, 1994, the Company acquired TriCon Capital Corporation ("TriCon"), formerly an indirect wholly-owned subsidiary of Bell Atlantic Corporation. TriCon was merged into the Company in May 1994. The acquisition of TriCon expanded the Company's activities from eight to fourteen principal lines of businesses.

     - Medical Finance offers a full range of equipment and real estate financing and asset management services for the U.S. health care industry, targeting middle market health care providers in the United States. Transaction sizes typically range from $500,000 to $25 million.

     - Commercial Equipment Finance offers equipment leases, loans and "turnkey" financing to the supermarket, manufacturing, packaging and general aviation industries. Typical transaction sizes are $500,000 to $15 million.

     - Government Finance provides primarily tax-exempt financing to state and local governments and non-profit corporations. Typical transaction sizes range from $100,000 to $5 million.

     - Manufacturer and Dealer Services provides point-of-sale financing programs and support services for regional and national manufacturers, distributors and vendors of equipment classified as "small ticket" in transaction size (generally transactions with an equipment cost of less than $100,000). The equipment which the Company leases to the ultimate end-user is typically sold to the Company by the vendor participating in the financing program.

     - Franchise Finance offers equipment, real estate and acquisition financing programs for operators of established franchise concepts. The equipment which the Company leases to the ultimate end-user is typically purchased by the Company from the equipment manufacturer, vendor or dealer selected by the end-user. Typical transaction sizes range from $500,000 to $15 million.

     - Inventory Finance provides inventory financing, combined inventory/accounts receivable lines of credit and purchase order financing for equipment distributors, value-added resellers and dealers. Transaction sizes generally range from $1 million to $35 million.

                           RATIO OF INCOME TO FIXED CHARGES

     The following table sets forth the Company's ratios of income to fixed charges ("ratio") for each of the past five years and the six months ended June 30, 1995.

                               YEAR ENDED DECEMBER 31,
 SIX MONTHS ENDED      ----------------------------------------
  JUNE 30, 1995        1994     1993     1992     1991     1990
------------------     ----     ----     ----     ----     ----
       1.43            1.55     1.50     1.37      --      1.23

     Variations in interest rates generally do not have a substantial impact on the ratio because the fixed-rate and floating-rate assets are generally matched with liabilities of similar rate and term.

     Income available for fixed charges, for purposes of the computation of the ratio of income to fixed charges, consists of the sum of income before income taxes and fixed charges. Fixed charges include interest and related debt expense and a portion of rental expense determined to be representative of interest.

     For the year ended December 31, 1991, income to cover fixed charges was inadequate to cover fixed charges by $37,014,000. This inadequacy was due to certain restructuring and other charges of $65,000,000 and transaction costs of $13,000,000 recorded in the fourth quarter of 1991 in connection with the transfer by Dial to FINOVA Group of its financial services and insurance businesses, including the Company.

                              DESCRIPTION OF NOTES

     The following summaries of certain provisions of the Indenture referred to in the Prospectus do not purport to be complete and are subject to and are qualified in their entirety by reference to all provisions of the Indenture, including the definition of certain terms therein. The terms and conditions set forth below will apply to each Note unless otherwise specified in the applicable Pricing Supplement and/or such Note.

GENERAL

     The Notes will be issued under an Indenture (herein called the "Indenture") dated as of October 1, 1995, as may be supplemented from time to time, between the Company and First Interstate Bank of Arizona, N.A., as Trustee (the "Trustee"). The aggregate principal amount of Notes which may be issued under the Indenture is not limited. The Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other senior debt securities under the Indenture in addition to the $300,000,000 aggregate principal amount of Notes offered hereby.

     The Notes will be unsecured and will rank pari passu with all other unsecured senior debt securities of the Company from time to time outstanding.

     The Notes will be offered on a continuing basis and will mature nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company. Unless otherwise specified in an applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes. Notes may be issued at significant discounts from their principal amount payable at Stated Maturity (or on any prior date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the holder or otherwise) (each such date, a "Maturity"), and some Notes may not bear interest.

     Unless otherwise indicated in a Note or in a foreign currency supplement hereto (a "Multi-Currency Supplement") or Indexed Note (as defined below) supplement hereto (an "Indexed Note Supplement"), the Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars. If any of the Notes are to be denominated other than in United States dollars or if the principal of, and interest on, the Notes and any premium provided for in any
Note is to be payable in or by reference to a currency (or in composite currency units or in amounts determined by reference to one or more currencies) other than that in which such Note is denominated, provisions with respect thereto will be set forth in such Note and in the applicable Multi-Currency Supplement or Indexed Note Supplement. See "Indexed Notes" below.

     Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or definitive form (a "Definitive Note") in denominations of $1,000 or any amounts in excess thereof which is an integral multiple of $1,000. Unless otherwise indicated in a Multi-Currency Supplement, Notes denominated in a foreign or composite currency will be issued in minimum denominations of not less than the equivalent of U.S.$1,000 and such other denomination or denominations in excess thereof as shall be specified in the applicable Pricing Supplement. Book-Entry Notes may be transferred or exchanged only through a participating member of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement) (the "Depositary"). See "Book-Entry System". Registration of transfer of Definitive Notes will be made at the Principal Office of the Trustee or at such office or agency of the Company to be established by the Company. No service charge will be made by the Company, the Trustee or the Security Registrar for any such transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith.

     The total amount of any principal, premium, if any, or interest due on any global note (each, a "Global Note") representing one or more Book-Entry Notes on any Interest Payment Date or at the Maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary in accordance with existing arrangements between the Trustee and the Depositary. The Depositary will allocate such payments to each Book-Entry Note represented by such Global Note and make payments to the owners or holders thereof in accordance with its existing operating procedures. NEITHER THE COMPANY NOR THE TRUSTEE SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR SUCH PAYMENTS BY THE DEPOSITARY. So long as the Depositary or its nominee is the registered owner of any Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indenture. See "Book-Entry System" below.

     The Notes will not have a sinking fund. Floating Rate Notes and Fixed Rate Notes will be subject to redemption by the Company on and after the dates, if any, and on the terms, if any, fixed for their redemption at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note (the "Redemption Dates"). If no Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to its Stated Maturity. On and after the Redemption Date, if any, with respect to any Note, such Note will be redeemable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000) at the option of the Company at a redemption price equal to 100% of the principal amount to be redeemed, together with interest thereon payable to the Redemption Date, on notice given not more than 60 nor less than 30 days prior to the Redemption Date.

     If provided in an applicable Pricing Supplement, Notes will be subject to repayment at the option of the holders thereof in accordance with the terms of such Notes on their respective optional repayment dates, if any, as agreed upon by the Company and the purchasers at the time of sale. If no optional repayment date is indicated with respect to a Note, such Note will not be repayable at the option of the holder thereof prior to its Stated Maturity.

TRANSACTION AMOUNTS

     Interest rates offered by the Company with respect to the Notes may differ depending upon the aggregate principal amount of Notes purchased in any single transaction. The Company expects generally to distinguish, with respect to such offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $250,000. Such different rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in the applicable Pricing Supplement) to different investors, and such different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes at least equal to or for an amount less than $250,000.

FIXED RATE NOTES

     Fixed Rate Notes will bear interest from the date of issue at the annual interest rate or rates specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Interest on Fixed Rate Notes will be payable semiannually on March 15 and September 15 of each year, unless otherwise specified in an applicable Pricing Supplement, and at Maturity. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

FLOATING RATE NOTES

     Each applicable Pricing Supplement will specify certain terms with respect to which a Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note", an "Inverse Floating Rate Note" or a "Floating Rate/Fixed Rate Note", all as defined below, and the interest rate basis or bases, "Initial Interest Rate", "Interest Reset Date", "Record Date", "Interest Payment Date", "Index Maturity", maximum interest rate and minimum interest rate, if any, and the "Spread" and/or "Spread Multiplier", if any, as described under the discussion of "Interest Rate" below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as "Floating Rate/Fixed Rate Note", an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in an applicable Pricing Supplement, bear interest at the rate determined by reference to the applicable interest rate basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the original issue date to the first Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note", then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest at a rate determined by reference to the applicable interest rate basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the original issue date to the first Interest Reset Date will be the Initial Interest Rate.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note", then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the related Pricing Supplement minus the rate determined by reference to the interest rate basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any; provided, however, that the interest rate thereon will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the original issue date to the first Interest Reset Date will be the Initial Interest Rate.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded if necessary to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

INTEREST RATE

     Each Note will bear interest from the date of issue at the fixed rate per annum stated, or floating rate calculated pursuant to the interest rate formula (plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any) set forth therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each date specified in the Note on which an installment of interest is due and payable (an "Interest Payment Date") and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, First Interstate Bank of Arizona, N.A. will act as Calculation Agent.

     The applicable Pricing Supplement will designate one of the following interest rate bases as applicable to each Floating Rate Note: (a) the CD Rate,
(b) the CMT Rate, (c) the Commercial Paper Rate, (d) the Federal Funds Rate, (e) LIBOR, (f) the Prime Rate, (g) the Treasury Note Rate (h) the Eleventh District Cost of Funds Rate or (i) such other interest rate basis or formula as is set forth in such Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing, unless otherwise specified in the applicable Pricing

Supplement, until Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date. In addition, a Floating Rate Note may bear interest in respect of the lowest of two or more interest rate bases. References herein to "Index Maturity" means the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated.

     The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

     Except as provided below, and unless otherwise provided in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable, in the case of Notes with a daily, weekly or monthly Interest Reset Date (as defined below), on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; in the case of Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December; in the case of Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement, and, in each case, at Maturity. If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business day, such Interest Payment Date shall be postponed to the next day that is a Business day, except that in the case of a LIBOR Note, if such Business day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business day. If the Maturity of a Floating Rate Note falls on a day that is not a Business day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business day, and no interest on such payment shall accrue for the period from and after such Maturity.

     Interest payable on any Interest Payment Date for Fixed Rate Notes and Floating Rate Notes will be payable to the person in whose name such Note is registered at the close of business on the fifteenth calendar day prior to such Interest Payment Date (the "Record Date"). Notwithstanding the foregoing, the first payment of interest on any Note originally issued between a Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner thereof on such next Record Date, unless otherwise specified in the applicable Pricing Supplement. Special considerations applicable to any Notes described in the preceding sentence, including the possibility that such Notes may be treated as having been issued with original issue discount for federal income tax purposes, will be described in the Pricing Supplement relating thereto. See "Certain Federal Income Tax Consequences".

     Interest payments for Fixed Rate Notes and Floating Rate Notes will include accrued interest from the original issue date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of Maturity. Accrued interest on Floating Rate Notes will be calculated by multiplying the principal amount of such Note by an accrued interest factor, which accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which the interest rate basis is the CD Rate, Commercial Paper Rate, Federal Funds Rate, Eleventh District Cost of Funds Rate, LIBOR and Prime Rate or by the actual number of days in the year, in the case of the Treasury Rate or the CMT Rate. Except as set forth above or otherwise specified in the applicable Pricing Supplement, the interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding

Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset daily, each Business day; in the case of Floating Rate Notes which reset weekly, Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, Tuesday of each week (except as specified below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month (with the exception of Eleventh District Cost of Funds Rate Notes, all of which reset monthly, which will reset on the first calendar day of the month); in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that with respect to Floating Rate/Fixed Rate Notes, unless otherwise specified in the applicable Pricing Supplement, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until Maturity shall be the Fixed Interest Rate or the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business day, such Interest Reset Date shall be postponed to the next day that is a Business day, except that in the case of a Note for which LIBOR is the applicable interest rate basis, if such Business day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business day. As used herein, "Business day" means, unless otherwise specified in the applicable Pricing Supplement, any day other than a Saturday or Sunday or any other day on which banking institutions in The City of New York are generally authorized or obligated by law, regulation or executive order to close and, with respect to Notes as to which LIBOR is an applicable interest rate basis, is also a London Business day. As used herein, a "London Business day" means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.

     The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined on the applicable "Interest Determination Date". The "Interest Determination Date" pertaining to an Interest Reset Date for the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for LIBOR will be the second London Business day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for the Treasury Rate will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business day. The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below under "Eleventh District Cost of Funds Rate").

     Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business day, the next succeeding Business day or
(ii) the Business day preceding the applicable Interest Payment Date or Maturity, as the case may be.

     The applicable Pricing Supplement will specify the interest rate basis and the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: "Index Maturity", "Initial Interest Rate", "Interest Payment Dates" and "Interest Reset Dates" with respect to such Note.

     Notes may be issued as discounted securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at an issue price below their stated principal amount, which provide that upon redemption, repayment or acceleration of the maturity thereof an amount less than the principal amount thereof shall become due and payable, or which for United States federal income tax purposes would be considered original issue discount notes. Certain special considerations applicable to any such discounted Notes are described under "Certain Federal Income Tax Consequences" herein.

     CD Rate. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)", or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotation") under the heading "Certificates of Deposit". If such rate is not yet published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in an amount that is representative for a single transaction in that market at that time, provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate will be the CD Rate in effect on such Interest Determination Date.

     CMT Rate. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "Treasury Constant Maturities
 . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by

3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M. (New York City time) on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in the Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, such rate is not yet published in the Composite Quotations, the Commercial Paper Rate for such Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on such Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency, provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                                  D x 360
                                -------------
           Money Market Yield = 360 - (D x M)  x 100

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Federal Funds Rate. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)", or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published in the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds, as of 9:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent, provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate will be the Federal Funds Rate in effect on such Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business day immediately following such Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing

     Supplement commencing on the second London Business day immediately following such Interest Determination Date, that appears on Telerate Page 3750 as of 11:00 a.m., London time, on such Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of such Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars, commencing on the second London Business day immediately following such Interest Determination Date, having the Index Maturity designated in the Pricing Supplement and in a principal amount that is representative for a single transaction in such market at such time, are offered at approximately 11:00 A.M., London time, on such Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent to prime banks in the London interbank market. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of the rates at which loans in U.S. dollars to leading European banks, commencing on the second London Business day immediately following such Interest Determination Date, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such market at such time, are quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent, provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as set forth above, LIBOR will be LIBOR in effect on such Interest Determination Date.

     Prime Rate. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate for such Interest Determination Date will be the Prime Rate in effect on such Interest Determination Date.

     "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Treasury bills -- auction average (investment)", or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M. New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement, provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

     Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Interest Determination Date as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any Interest Determination Date, the Eleventh District Cost of Funds Rate for such Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Interest Determination Date. "Telerate Page 7058" means the display on the Dow Jones Telerate Service on such page (or such other page as may replace such page on that service for the purpose of displaying the Eleventh District Cost of Funds Rate) for the purpose of displaying the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the determination of an interest rate basis, the specification of interest rate basis, calculation of the interest rate applicable to a Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

INDEXED NOTES

     Notes also may be issued with the principal amount payable at Maturity and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit) relative to an indexed currency, or such other price or exchange rate as may be specified in such Note ("Indexed Notes"), as set forth in an Indexed Note Supplement. Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the principal amount payable at Maturity, if any, and where applicable, certain historical information with respect to the specified indexed item or items and special tax considerations associated with investment in Indexed Notes will be set forth in the applicable Indexed Note Supplement.

     An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at Maturity may be less than the original purchase price of such
Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. The credit ratings assigned to the Company's Medium-Term Note program are reflective of the Company's credit status, and, in no way are reflective of the potential impact of the factors discussed above, or any other factors, on the market for the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

BOOK-ENTRY SYSTEM

     So long as The Depository Trust Company, as depository (the "Depositary") or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

     The following is based on information furnished by the Depositary:

     The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participant"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Definitive Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

     To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the Global Securities representing the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     A Beneficial Owner shall give notice to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

     The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company, or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Definitive Notes are required to be printed and delivered.

     The Company may decide to discontinue use of system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Definitive Notes will be printed and delivered.

     If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed within 90 days, the Company will issue Definitive Notes in exchange for the Notes represented by the Global Note or Notes. In addition, the Company may at any time and in its sole discretion determine to discontinue use of the Global Note or Notes and, in such event, will issue Definitive Notes in exchange for the Notes represented by the Global Note or Notes. Notes so issued will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only, without coupons.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

     Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994 under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Variable Note is denominated, (iii) either the yield or changes in the price of one or more items of actively traded personal property (other than stock or debt of the issuer or a related party) or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period. U.S. Holders should be aware that on December 15, 1994, the IRS released proposed amendments to the OID Regulations which would broaden the definition of an objective rate and would further clarify certain other provisions contained in the OID Regulations. If ultimately adopted these amendments to the OID Regulations generally would be effective for debt instruments issued 60 days or more after the date on which such proposed amendments are finalized.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Note were treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, certain additional special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to a particular issue of Notes will be discussed in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     Market Discount. If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premiums applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

     Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

    NOTES DENOMINATED OR ON WHICH INTEREST IS PAYABLE IN A FOREIGN CURRENCY

     As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

PAYMENTS OF INTEREST IN A FOREIGN CURRENCY

     Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

     Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     Purchase, Sale and Retirement of Notes. A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

     Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of the Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

     Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

     Original Issue Discount. In the case of a Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

     Premium and Market Discount.  In the case of a Note with market discount,
(i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency -- Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

     With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

     Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use their best efforts to solicit offers to purchase the Notes, and the Company may also sell Notes to an Agent, as principal, or to a group of underwriters for whom the Agent acts as representative for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as to be determined by such Agent, or, if so agreed, at a fixed initial offering price. The Company also reserves the right to sell Notes directly on its own behalf or through additional agents, acting either as agent or principal, on substantially identical terms as those applicable to the Agents. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Company or through one of the Agents. The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them. The Company will pay the Agents, in the form of a discount or otherwise, a commission to be specified in the applicable Pricing Supplement, ranging from .125% to .750% (or, with respect to Notes for which the Stated Maturity is in excess of 30 years, such commission as shall be agreed upon by the Company and the related Agent at the time of sale), depending on the Stated Maturity of the Note, of the principal amount of any Note sold through the Agents. The Company will not receive any commission on a direct sale.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Company to such dealers. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. Unless otherwise specified in the applicable Pricing Supplement, any concessions allowed by an Agent to any such dealer shall not be in excess of the commission or discount received by such Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

     Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

     No Note will have an established trading market when issued. The Notes are not expected to be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

     Each of the Agents and/or certain of their affiliates has engaged in transactions with and performed investment banking and/or commercial banking services for the Company and certain of its affiliates from time to time in the ordinary course of such Agents' business.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse each of the Agents for certain expenses.

PROSPECTUS

                                    FINOVA

                           FINOVA CAPITAL CORPORATION
                             SENIOR DEBT SECURITIES

     FINOVA Capital Corporation (formerly Greyhound Financial Corporation, herein "FINOVA" or the "Company") may offer from time to time up to $1.5 billion aggregate principal amount of its senior debt securities ("Securities") on terms to be determined at the time of sale. The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount and may be issued in fully registered form or in the form of one or more global securities (each a "Global Security"). The specific designation, the aggregate principal amount, the maturity, the purchase price, the rate (which may be fixed or variable) and time of payment of any interest, any sinking fund, any terms of redemption at the option of the Company or the holder, and other specific terms of the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in an accompanying prospectus supplement ("Prospectus Supplement"), together with the terms of offering of the Offered Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------

     The Offered Securities may be offered through underwriters, agents or dealers. If underwriters are used, it is expected that the managing underwriters will include CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. If an underwriter, agent or dealer is involved in the offering of any Offered Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of the Offered Securities less such discount in the case of an underwriter, the purchase price of the Offered Securities less such commission in the case of an agent or the purchase price of the Offered Securities in the case of a dealer, and less, in each case, the other expenses of the Company associated with the issuance and distribution of the Offered Securities. See "Plan of Distribution."

                The date of this Prospectus is October 25, 1995.

     IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Room 1024 at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048 or via the Internet at http://www.sec.gov, and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at the prescribed rates. Reports and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 and June 30, 1995 and Current Reports on Form 8-K dated April 19, 1995, June 9, 1995, July 19, 1995, September 22, 1995 and October 18, 1995 filed pursuant to Section 13 of the Exchange Act with the Commission.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge upon written or oral request by any person to whom this Prospectus is delivered a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such request should be directed to Robert J. Fitzsimmons, Senior Vice President-Treasurer, FINOVA Capital Corporation, 1850 N. Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, telephone number (602) 207-4900.

                           FINOVA CAPITAL CORPORATION

     The following discussion relates to FINOVA Capital Corporation ("FINOVA" or the "Company"), a Delaware corporation, formerly known as Greyhound Financial Corporation, and its subsidiaries. The Company is the primary subsidiary of The FINOVA Group Inc. ("FINOVA Group"), a Delaware corporation, formerly GFC Financial Corporation, the common stock of which is listed on the New York Stock Exchange. Recognizing the substantial increase in the Company's and FINOVA Group's size and scope of operations, and the use of several names in their operations, the Company and FINOVA Group effected their name changes on February 1, 1995.

     FINOVA Group is the successor to the former financial services businesses of The Dial Corp ("Dial"). On March 18, 1992, Dial consummated the spin-off of FINOVA Group, including the Company, to its stockholders. The Company was incorporated under the laws of the State of Delaware in 1965 and is the successor to a California corporation which commenced operations in 1954. The principal executive offices of the Company are located at 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, and its telephone number is
(602) 207-4900.

     The Company engages in the business of providing collateralized financing and leasing products in focused market niches primarily in the United States. The Company extends revolving credit facilities, term loans and equipment and real estate financing to "middle-market" businesses with financing needs falling generally between $500,000 to $35 million. The Company also offers sales financing programs to manufactures, distributors, vendors and franchisors which facilitates the sale of their products to customers. The Company currently operates in 14 specific industry or market niches in which its expertise in evaluating the creditworthiness of prospective customers and its ability to provide value-added services enables the Company to differentiate itself from its competitors and to command loan pricing which provides a satisfactory spread over the Company's borrowing costs.

     The Company seeks to maintain a high quality portfolio and to minimize nonearning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying its lending activities geographically and among a range of industries, customers and loan products. Because of the diversity of the Company's portfolio, the Company believes it is better able to manage competitive changes in its markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes or economic conditions will not result in an adverse impact on the Company's results of operations or financial condition.

     The Company generates interest and other income through charges assessed on outstanding loans, loan servicing, leasing and other fees. The Company's primary expenses are the costs of funding its loan and lease business (including interest paid on debt), provisions for possible credit losses, marketing expenses, salaries and employee benefits, servicing and other operating expenses and income taxes.

                        RATIO OF INCOME TO FIXED CHARGES

     The following table sets forth the Company's ratios of income to fixed charges ("ratio") for each of the past five years.

SIX MONTHS ENDED             YEAR ENDED DECEMBER 31,
----------------     ----------------------------------------
 JUNE 30, 1995       1994     1993     1992     1991     1990
----------------     ----     ----     ----     ----     ----
      1.43           1.55     1.50     1.37      --      1.23

     Variations in interest rates generally do not have a substantial impact on the ratio because the fixed-rate and floating-rate assets are generally matched with liabilities of similar rate and term.

     Income available for fixed charges, for purposes of the computation of the ratio of income to fixed charges, consists of the sum of income before income taxes and fixed charges. Fixed charges include interest and related debt expense and a portion of rental expense determined to be representative of interest.

     For the year ended December 31, 1991, earnings were inadequate to cover fixed charges by $37,014,000. This inadequacy was due to certain restructuring and other charges of $65,000,000 and transaction costs of $13,000,000 recorded in the fourth quarter of 1991 in connection with the transfer by The Dial Corp to FINOVA Group of its financial services and insurance businesses, including the Company.

                                USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the net proceeds to be received by the Company from the sale of the Securities will be added to the Company's general funds and are intended to be used for general corporate purposes, which may include without limitation, the reduction of short-term debt or the refinancing of long-term debt.

                           DESCRIPTION OF SECURITIES

     The Securities will be issued under an Indenture, dated as of October 1, 1995, as supplemented and amended from time to time (hereinafter called the "Indenture"), between the Company and First Interstate Bank of Arizona, N.A., as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following statements do not purport to be complete and are subject to the detailed provisions of the Indenture, to which reference is hereby made, including the definition of certain terms used herein without definition.

GENERAL

     The Securities offered by this Prospectus will be limited to $1,500,000,000 aggregate principal amount. The Indenture does not limit the aggregate principal amount of Securities which may be offered thereunder and provides that Securities may be issued in one or more series, in each case as authorized from time to time by the Company. The Securities will be unsecured general obligations of the Company and will not be subordinated to any other general indebtedness of the Company. Reference is made to the Prospectus Supplement together with any pricing supplement thereto relating to the Offered Securities for the following terms thereof:

          (1) the title of the Offered Securities;

          (2) any limit upon the aggregate principal amount of the Offered Securities;

          (3) the date or dates on which the principal of the Offered Securities shall be payable;

          (4) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, or the method by which such rate or rates shall be determined;

          (5) the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which such interest shall be payable and any record dates therefor;

          (6) the place or places where the principal of, premium, if any, and interest on the Offered Securities shall be payable;

          (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company;

          (8) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid pursuant to such obligation;

          (9) if other than the principal amount thereof, the percentage of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

          (10) whether the Offered Securities are to be issued in whole or in part in global form ("Global Securities") and, if so, the identity of the Depositary for such Global Securities, and the terms and conditions, if any, upon which interests in such Global Securities may be exchanged, in whole or in part, for the individual Securities represented thereby;

          (11) any deletions from, modifications of, or additions to the events of default or covenants of the Company with respect to any of the Offered Securities; and

          (12) any other terms of the Offered Securities none of which shall be inconsistent with the provisions of the Indenture (Section 2.02).

     The Company may authorize the issuance and provide for the terms of a series of Securities pursuant to a resolution of its Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture.

     The Securities may be issued in registered form. Securities of a series may be issued in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." Unless the Prospectus Supplement relating thereto specifies otherwise, Securities will be issued only in denominations of $1,000 or any integral multiple thereof (Section 2.01). One or more Global Securities will be issued in a denomination or denominations equal to the aggregate principal amount of Outstanding Securities of the series to be represented by such Global Security or Securities (Section 3.01).

     Securities (other than a Global Security) may be presented for exchange and registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Company designated for such purpose or at the office of any transfer agent or at the office of any Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Securities (other than a Global Security) may initially be presented for registration of transfer or exchange at the Company's principal business office, 1850 N. Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209 and at the office or agency of the Company to be established in The City of New York. Securities (other than a Global Security) in the several denominations will be interchangeable without service charge, but the Company may require payment to cover taxes or other governmental charges. The Trustee has appointed First Interstate Bank of California, N.A. to initially act as authenticating agent under the Indenture (Sections 1.02, 2.05 and 5.02).

PAYMENT AND PAYING AGENTS

     Payment of principal of and premium, if any, on Securities (other than a Global Security) will be made against surrender of such Securities at the office or agency of the Company to be established in The City of New York. Payment of any installment of interest on Securities will be made to the person in whose name such Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest with respect to the Securities (other than with respect to a Global Security) will be made at the office or agency of the Company to be established in The City of New York, or, at the option of the Company, by check mailed by first class mail to registered holders of a Security at such holder's registered address or by wire transfer to an eligible account maintained by such registered holder (Sections 2.01 and 5.02).

     All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Security that remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Security entitled to receive such payment will thereafter look only to the Company for payment therefor (Section 11.03).

GLOBAL SECURITIES

     The Securities of a series may be issued in whole or in part in global form. A Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A Global Security may be issued in either registered or bearer form and in either temporary or permanent form. A Security in global form may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Section 2.05).

     If a Depositary for Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Securities of such series in definitive form in exchange for the Global Security or Securities representing Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Securities of a series represented by one or more Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for the Global Security or Securities representing Securities. Further, if the Company so specifies with respect to the Securities of a series, each Person specified by the Depositary of the Global Security representing Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Securities of such series in definitive form. In any such instance, each Person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount to such Person's beneficial interest in the Global Security (Section 2.05).

     If any Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the additional circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for definitive Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on any such Global Security and the material terms of the depositary arrangement with respect to any such Global Security.

CERTAIN DEFINITIONS

     The following terms are defined substantially as follows in Section 1.02 of the Indenture and are used herein as so defined. For the purposes of the following terms, all items shall be determined in accordance with generally accepted accounting principles, unless otherwise indicated.

     "Consolidated Net Tangible Assets" means the total of all assets reflected on the most recent quarterly or annual consolidated balance sheet of the Company and its consolidated Subsidiaries, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with generally accepted accounting principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like intangible assets, less the aggregate of the current liabilities of the Company and its consolidated Subsidiaries reflected on such balance sheet. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company and its consolidated Subsidiaries, and other payables and accruals, in each case payable on demand or due within one year of the date of determination of Consolidated Net Tangible Assets, but shall exclude any portion of long-term debt maturing within one year of the date of such determination, all as reflected on such consolidated balance sheet of the Company and its consolidated Subsidiaries.

     "Lien" means any lien, charge, security interest, right of another under any conditional sale or other title retention agreement or any other encumbrance affecting title to property, including any lease under a sale and leaseback arrangement.

     "Subsidiary" means any corporation a majority of the Voting Stock of which is owned, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries. "Restricted Subsidiary" is any Subsidiary a majority of the Voting Stock of which is owned, directly, by the Company or by one or more Restricted Subsidiaries or by the Company and one or more Restricted Subsidiaries and which is designated as such by resolution of the Board of Directors of the Company. "Unrestricted Subsidiary" means any Subsidiary other than a Restricted Subsidiary.

     "Voting Stock" means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or any governing body) of such corporation, other than stock having such power only by reason of the happening of a contingency.

LIMITATION ON LIENS

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist any Lien upon any of the properties of any character of the Company or any Restricted Subsidiary without making effective provision for securing the Securities equally and ratably with any other obligation or indebtedness so secured, other than: (i) leases of property in the ordinary course of business or in the event that such property is not needed in the operation of the business; (ii) Liens securing indebtedness incurred to finance the acquisition of the property subject to the Lien, and in respect of which the creditor has no recourse against the Company or any Restricted Subsidiary except recourse to such property, or to the proceeds of any sale or lease of such property or both; (iii) deposits with or security given to a governmental agency as a condition to the transaction of business or the exercise of a privilege, or made to enable the Company or a Restricted Subsidiary to maintain self-insurance or participate in any fund in connection with worker's compensation, unemployment insurance, old age pensions, or other social security, or as collateral in connection with any bond on appeal by the Company or any Restricted Subsidiary from any judgment or in connection with any other judicial proceedings by or against the Company or any Restricted Subsidiary; (iv) Liens for taxes or assessments which are not yet due or are payable without penalty or are being contested in good faith and against which reserves deemed adequate by the Company or a Restricted Subsidiary have been established, provided that foreclosure or similar proceedings have not been commenced; (v) Liens of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than six months; (vi) undetermined Liens or charges incident to construction, mechanics' and other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or any Restricted Subsidiary in good faith, or deposits to obtain the release of such Liens; (vii) immaterial encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto; (viii) other immaterial (in the aggregate) Liens incidental to the conduct of the Company's or any Restricted Subsidiary's business or the ownership of its property other than for indebtedness; (ix) banker's liens and rights of offset in the holders of indebtedness such as commercial paper in the ordinary course of business; (x) leasehold or purchase rights, exercisable for a fair consideration, in favor of any Person which arise in transactions entered into in the ordinary course of business; (xi) Liens on property or shares of stock of a corporation at the time the corporation becomes a Restricted Subsidiary or merges into or consolidates with the Company or a Restricted Subsidiary provided any such Lien is not incurred in anticipation of such corporation becoming a Restricted Subsidiary or the related merger or consolidation; (xii) Liens on property at the time the Company or a Restricted Subsidiary acquires the property; (xiii) Liens in an amount not to exceed in the aggregate $25,000,000, excluding Liens covered by clauses (i) through (xii) above; and (xiv) Liens securing the indebtedness of the Company or a Restricted Subsidiary and the sum of the following does not exceed 10% of Consolidated Net Tangible Assets: (a) such indebtedness plus (b) other indebtedness of the Company and its Restricted Subsidiaries secured by Liens on property of the Company and its Restricted Subsidiaries, excluding indebtedness secured by a Lien existing as of the date specified in the Indenture and excluding indebtedness secured by a Lien permitted by one of clauses (i) through (xiii) above. (Section 5.04).

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     The Indenture provides that the Company will not consolidate with, sell or lease all or substantially all its assets to, or merge with or into any other corporation, or purchase all or substantially all the assets of another corporation, unless (i) the Company shall be the continuing corporation, or the successor, transferee or lessee corporation is organized under the laws of the United States of America or any state thereof and assumes the Company's obligations under the Securities and the Indenture and (ii) immediately after giving effect to such transaction, no default will have occurred and be continuing. A purchase by a Subsidiary of all or substantially all of the assets of another corporation shall not be deemed to be a purchase of such assets by the Company

(Section 5.06). Notwithstanding the foregoing, if, upon any such consolidation or merger of the Company with or into any other corporation, or upon any conveyance of the property of the Company as an entirety or substantially as an entirety to any other corporation, any properties of any character owned by the Company immediately prior thereto would thereupon become subject to any Lien, simultaneously with such consolidation, merger or conveyance, effective provision will be made to secure the Securities outstanding equally and ratably with the debt secured by such Lien (Section 14.01).

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to, among other things, establish the form and terms of any series of the Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than 66 2/3% in the aggregate principal amount of the Securities then outstanding which are affected thereby, to modify and alter the terms of the Indenture or any supplemental indenture or the rights of the holders of the Securities of any series to be affected, except that no such modification or alteration may be made which will (i) extend the fixed maturity of any Securities, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or reduce any premium payable upon the redemption thereof, or make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the Securities, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the percentage of Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all the Securities then outstanding, or (iii) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee (Sections 13.01 and 13.02).

DEFAULTS

     The Indenture provides that events of default with respect to any series of Securities will be (i) default for 30 days in payment of interest upon any Indenture Security of such series; (ii) default in payment of principal (other than on sinking fund redemption) or premium, if any, on any Indenture Security of such series; (iii) default for 30 days in payment of any sinking fund instalment when due by the terms of the Securities of such series; (iv) default, for 90 days after written notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Securities of such series then outstanding, in performance of any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than such series); (v) default under another instrument or in respect of another series of Securities resulting in acceleration of maturity of indebtedness of the Company in an amount exceeding $15,000,000 if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 10 days after written notice by the Trustee or the holders of at least 10% in principal amount of the Securities of such series;
(vi) certain events in bankruptcy or insolvency; and (vii) the incurrence of any other event of default with respect to Securities of such series (Section 6.01). If an event of default with respect to Securities of any series should occur and be continuing, either the Trustee or the holders of 25% of the principal amount of outstanding Securities of such series may declare each Indenture Security of that series due and payable (Section 6.02). The Company will be required to file annually with the Trustee a statement of an officer as to the fulfillment by the Company of its obligations under the Indenture during the preceding year (Section 5.07).

     Holders of a majority in principal amount of the outstanding Securities of any series will be entitled to control certain actions of the Trustee under the Indenture and to waive past defaults with respect to such series (Sections 6.02 and 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Securities, unless one or more of such holders of Securities shall have offered to the Trustee reasonable indemnity (Section 10.01).

     If an event of default occurs and is continuing with respect to a series of Securities, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for its reasonable compensation and expenses incurred prior to any payments to holders of Securities of such series (Section 6.05).

     The right of any holder of Securities of any series to institute action for any remedy is subject to certain conditions precedent, including a request to the Trustee by the holders of not less than 25% in principal amount of the Securities of that series outstanding to take action, and an offer to the Trustee of reasonable indemnity against liabilities incurred by it in so doing (Section 6.07).

DEFEASANCE

     The Indenture provides that if, any time after the date of the Indenture, the Company shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of direct obligations of the United States of America as will or will together with the income thereon without consideration of any reinvestment thereof be sufficient to pay, all sums due for principal of, premium, if any, and interest on the Securities of a particular series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. Such defeasance is conditioned upon the Company's delivery of an opinion of counsel that the holders of the Securities of such series will have no federal income tax consequences as a result of such deposit (Section 11.02).

CONCERNING THE TRUSTEE

     The Trustee is one of the banks participating in certain revolving credit agreements with the Company. In addition, the Trustee performs banking and financial services for the Company in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Company may offer the Securities directly or through underwriters, dealers or agents.

     If underwriters are used in the offering of Offered Securities, the names of the managing underwriter or underwriters (expected to be or include CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated) and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Securities, although such a firm may participate in the distribution of such Offered Securities under circumstances entitling it to a dealer's allowance or agent's commission. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act of 1933, as amended ("Securities Act"), (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such Offered Securities if any are purchased.

     The Company also may sell Offered Securities to a dealer, as principal. In such event, the dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named and the terms of any such agency will be set forth, in the Prospectus Supplement or Pricing Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement or Pricing Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If so indicated in a Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutions to purchase the Offered Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (2) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not subject to delayed delivery.

     The anticipated date of delivery of Offered Securities will be set forth in the Prospectus Supplement relating to the Offering of such Securities.

                                 LEGAL MATTERS

     The legality of the Securities being offered hereby will be passed upon for the Company by William J. Hallinan, Esq., Senior Vice President -- General Counsel of the Company. Brown & Wood will act as counsel for any underwriters or agents.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

===============================================================================

  NO DEALER, AGENT, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS, PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, PROSPECTUS SUPPLEMENT AND SUCH PRICING SUPPLEMENT OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
FINOVA Capital Corporation............. S-2
Ratio of Income to Fixed Charges....... S-4
Description of Notes................... S-5
Certain Federal Income Tax
  Consequences......................... S-17
Plan of Distribution................... S-26
PROSPECTUS
Available Information..................   2
Incorporation of Certain Documents by
  Reference............................   2
FINOVA Capital Corporation.............   3
Ratio of Income to Fixed Charges.......   3
Use of Proceeds........................   4
Description of Securities..............   4
Plan of Distribution...................   9
Legal Matters..........................  10
Experts................................  10

===============================================================================


===============================================================================

                                    FINOVA

                                    FINOVA
                                    CAPITAL
                                  CORPORATION

                               U.S. $300,000,000

                               MEDIUM-TERM NOTES,
                                    SERIES C
                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------

                                CS FIRST BOSTON
                           CITICORP SECURITIES, INC.
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
                                 INCORPORATED

================================================================================